Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 Registration Statement No. 333-263282 on Form N-2 of our report dated March 4, 2022 (April 19, 2022, as it relates to the inclusion of the critical audit matter in our report), relating to the financial statements of Great Elm Capital Corp. incorporated by reference in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 11, 2022